Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:

Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

Media:

Mark Vincent, Vice President of Euro RSCG Life NRP, 212-845-4239 or mark.vincent@eurorscg.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Reports Fourth Quarter and Year End 2003 Financial Results

Waltham, MA — January 30, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months and year ended December 31, 2003.

Following this landmark year, during which the Company obtained approval to market its first product in the United States, the Company reiterates its objective to obtain profitability driven by sales of Plenaxis™ (abarelix for injectable suspension) by 2006.

For the year ended December 31, 2003, the Company’s cash utilization was approximately $51,843,000.  At December 31, 2003, the Company had cash and cash equivalents and marketable securities of approximately $143,192,000, compared to approximately $195,035,000 at December 31, 2002.

The Company’s net loss for the three months ended December 31, 2003 was approximately $16,048,000, or $0.31 per diluted share, compared to a net loss of approximately $13,605,000, or $0.26 per diluted share, for the three months ended December 31, 2002.  For the year ended December 31, 2003, net loss was approximately $55,798,000, or $1.08 per diluted share, compared to a net loss of approximately $46,075,000, or $0.89 per diluted share, for the year ended December 31, 2002.

The increased net loss for the year ended December 31, 2003 was due primarily to a non-recurring gain of $16,020,000 in the third quarter of 2002.  Contributing to the increased net loss was increased spending related to preparations for the commercial launch of Plenaxis™, the Company’s recently approved drug for the treatment of a subset of advanced symptomatic prostate cancer patients.  The increased net loss was partially offset by lower clinical and development costs related to the Plenaxis™ program.

2003 Highlights

Commenting on the Company’s progress during 2003, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “The past year was one of significant accomplishment for PRAECIS.  In November, we achieved our primary goal for 2003 with the receipt of approval from the United States Food and Drug Administration (FDA) to market Plenaxis™ in the United States.  This approval marks our transition to a fully integrated pharmaceutical company with capabilities spanning drug discovery, clinical development, manufacturing and commercialization.  The approval of Plenaxis™ also validates our scientific approach of using proprietary technologies to maximize the success of selecting drug candidates for development and commercialization, thereby minimizing high rates of failure.  These technologies enable our scientists to conduct a battery of tests to determine the most appropriate drug candidates for advancement into clinical development.  This approach was utilized in selecting Plenaxis™ and Apan, our compound for the treatment of Alzheimer’s disease, for development, and we intend to use these technologies when selecting future development candidates.  We believe that the approval of Plenaxis™ confirms our team’s ability to translate innovative scientific discoveries into commercial reality, effectively and efficiently.”

2003 was a year of significant accomplishment for PRAECIS:

•                  In November, the Company received approval to market Plenaxis™ in the United States.

•                  In June, the Company initiated the regulatory review process for Plenaxis™ in the European Union with the submission of a Marketing Authorisation Application (MAA) in Germany seeking approval for the treatment of a broad population of hormonally responsive prostate cancer patients.  The Company expects that the BfArM (the German Federal Institute for Drugs and Medical Devices) will provide initial feedback on the application early this year and should complete its review of the MAA during 2004.  Assuming a favorable action by the BfArM, the Company intends to pursue further European Union approval under the Mutual Recognition Procedure.

•                  In March, the Company completed its Phase 1a clinical study of Apan for the treatment of Alzheimer’s disease in healthy volunteers and in June, initiated a Phase Ib clinical study of Apan in Alzheimer’s patients.

•                  In April, the Company filed an Investigational New Drug application (IND) for PPI-2458 and in December, initiated a Phase I clinical study of PPI-2458 in non-Hodgkin’s lymphoma (NHL) patients.

•                  In December, the Company announced a collaboration with the National Cancer Institute’s Division of Cancer Treatment and Diagnosis Cancer Therapy Evaluation Program for the expansion of clinical development of PPI-2458 in various forms of cancer.

•                  During 2003, the Company validated its proteomics platform for drug target discovery with the identification of proteins whose relative abundance are a signature of endometriosis.  This information will be used as the basis for what the Company believes will be a commercially viable non-invasive diagnostic test for endometriosis.

Commercialization of Plenaxis™

With regard to the commercialization efforts for Plenaxis™, the Company has begun shipping product to distributors.  Since receipt of FDA approval for Plenaxis™ in late November 2003, the Company has hired and trained its medical science liaisons and its regional sales managers, and is aggressively hiring and training its estimated 40 field sales representatives.  The Company is currently launching a variety of important marketing initiatives and is leveraging its key opinion leader support through a host of educational programs in the United States.

“We are extremely pleased to announce that Plenaxis™ is now available through our authorized distributors to physicians and hospital pharmacies enrolled in the Plenaxis™ User Safety (PLUS) Program,” stated William K. Heiden, PRAECIS’ President and Chief Operating Officer. “Our goal is to have 100% of our sales force hired, trained and in the field by early in the second quarter of 2004.  With an expected average of 6-8 years of experience, our well-seasoned field force will provide urologists and oncologists with significant insight into this new treatment for advanced symptomatic prostate cancer.”

Commenting on the significant impact of this approval on PRAECIS’ business, Mr. Heiden continued, “The approval of Plenaxis™ is enabling us to build a commercialization infrastructure that adds tremendous value to our organization.  We can leverage this infrastructure to position ourselves as a partner of choice for commercializing other urology/oncology products, advance our future products and maintain greater control when evaluating partnership opportunities for our clinical stage products.”

The Company is continuing to evaluate the potential utility of Plenaxis™ in other indications to further exploit its unique mechanism of action.  As part of this process, the Company has established several groups of experienced clinical advisors and continues to work closely with these groups of experts to identify indications where the use of Plenaxis™ may provide innovative advantages compared to existing therapies.

Pricing of Plenaxis™

As noted above, the Company has begun shipping product to authorized distributors.  The Company has established the initial Wholesaler Acquisition Cost for Plenaxis™ as $787 per 100 mg Plenaxis™ kit (NDC #68158-149-51).

Clinical Programs Update

Apan for Alzheimer’s Disease

The Apan clinical program continues to progress.  The Company determined a maximum tolerated dose (MTD) for Apan administration in its Phase Ia trial in healthy volunteers and in June 2003, initiated a Phase Ib clinical study in patients.  In this dose escalation study, Alzheimer’s disease patients are being treated with a single dose of Apan, with the goal of determining the MTD in patients.  The Company anticipates completing this study during the first half of 2004.  Shortly after the completion of the Phase Ib study, the Company anticipates initiating a Phase Ic study in which the safety of giving multiple doses of Apan to Alzheimer’s patients will be evaluated.

PPI-2458 for Non-Hodgkin’s Lymphoma

In April 2003, the Company filed an IND with the FDA for PPI-2458, its methionine aminopeptidase type-2 (MetAP2) inhibitor.  PPI-2458 is a novel, proprietary molecule based on the fumagillin class of compounds that have been shown to prevent both abnormal cell growth and the formation of new blood vessels, which contribute to aberrant tissue growth.  In late 2003, the Company initiated a Phase I dose escalation study designed to determine the MTD of orally administered PPI-2458 in NHL patients.  In this study, the Company is utilizing its proprietary assay developed to examine MetAP2 inhibition.  Initial results confirm that orally dosed PPI-2458 is achieving inhibition of its molecular target, MetAP2, in humans.  The trial is expected to be completed over the next 12 months.

In addition to non-Hodgkin’s lymphoma, the Company also intends to continue evaluating the potential utility of PPI-2458 for treating certain other cancers, as well as autoimmune diseases such as rheumatoid arthritis.  The Company’s collaboration with the National Cancer Institute will also significantly expand the evaluation of PPI-2458’s activity in other cancers.

2004 Financial Guidance

This section provides forward-looking information about the Company’s financial outlook for 2004.  The paragraph appearing at the end of this release regarding forward-looking statements is especially applicable to this section.

The Company believes that it has adequate financial resources to achieve profitability by 2006, assuming the successful commercialization of Plenaxis™, the timely partnering of clinical programs and continued prudent fiscal management.  During 2004, the Company forecasts sales of Plenaxis™ to range from $10.0 million to $20.0 million and anticipates the ramp-up of revenues to be heavily weighted toward the second half of the year.  The Company anticipates updating its financial guidance throughout 2004, as it gains a greater insight into Plenaxis™’ revenue trajectory.

With respect to the future prospects for Plenaxis™, the market for currently available hormonal therapies to treat prostate cancer is approximately $1.2 billion in the United States.  The Company believes that the long-term revenue opportunity for Plenaxis™ may represent 15% or more of this market.

For the year ending December 31, 2004, the Company expects:

•                  Net loss to range from approximately $75.0 million to $85.0 million, with spending to fall within three major categories, approximately 50% to be dedicated to commercialization and continued development activities for Plenaxis™, approximately

35% on development activities for Apan and PPI-2458, and the remaining 15% to be focused on core research and discovery activities; and

•                  Cash, cash equivalents and investments at December 31, 2004 to range from approximately $60.0 million to $70.0 million.

There will be a conference call to discuss PRAECIS’ fourth quarter and year-end financial results today beginning at 9:00 a.m. (EST).  This call will be broadcast live over the Internet at  http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Friday, February 6th by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 646250.

The Company is planning to report first quarter 2004 results on April 30, 2004.  For information regarding live webcasts and investment community conference calls related to first quarter 2004 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

2004 Annual Meeting

The Company also announced that its 2004 Annual Meeting of Stockholders has been scheduled for May 13, 2004.

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies to address significant unmet medical needs.  In the United States, PRAECIS has received approval from the United States Food and Drug Administration to market Plenaxis™ (abarelix for injectable suspension). PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis™.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease, non-Hodgkin’s lymphoma and endometriosis, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commercialization plans for Plenaxis™  for the treatment of advanced symptomatic prostate cancer patients, the Company’s expectations for sales of Plenaxis™ during 2004, the Company’s expected cash utilization and cash position, the review of a Marketing Authorisation Application in Europe for Plenaxis™  for the treatment of hormonally responsive prostate cancer, the Company’s clinical trials for Apan and PPI-2458, and the Company’s expected financial position and results.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the Company’s ability to complete the hiring of its sales force and successfully commercialize Plenaxis™, the Company’s ability to manufacture Plenaxis™ on a commercial scale, the timing and content of decisions made by the FDA or foreign regulatory authorities, unexpected results in ongoing and future clinical or preclinical trials, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the Company’s ability to enter into corporate collaborations on acceptable terms, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

For full Plenaxis™ prescribing information or to enroll in the PLUS Program, visit www.plenaxis.com.

Plenaxis™ and the PLUS Program™ are trademarks of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003

Corporate collaboration revenue	$—	$—	$1,029	$—

Costs and expenses:
Research and development	11,542	11,020	56,383	41,907
Sales and marketing	798	2,440	1,837	5,234
General and administrative	2,545	2,835	9,676	10,006
Total costs and expenses	14,885	16,295	67,896	57,147

Operating loss	(14,885)	(16,295)	(66,867)	(57,147)

Interest income, net	1,280	247	4,772	1,349
Gain on termination of collaboration agreement	—	—	16,020	—

Net loss	$(13,605)	$(16,048)	$(46,075)	$(55,798)

Basic and diluted net loss per share	$(0.26)	$(0.31)	$(0.89)	$(1.08)

Weighted average number of basic and diluted shares outstanding	51,783	51,929	51,678	51,869

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2002	December 31, 2003

Cash and cash equivalents	$64,913	$87,530
Marketable securities	130,122	55,662
Other current assets	848	726
Net fixed assets and other assets	72,367	68,560

Total assets	$268,250	$212,478

Current liabilities	$10,360	$10,937
Long term liabilities	33,000	31,880
Total stockholders’ equity	224,890	169,661

Total liabilities and stockholders’ equity	$268,250	$212,478